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                                                                    EXHIBIT 10.2
                                 AMENDMENT NO. 1
                             TO AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT


         THIS AMENDMENT NO. 1, is made and entered into effective as of this 31st day of July, 2002, by and among Navarre Corporation, a Minnesota corporation ("Navarre"), Encore Software, Inc., a California corporation ("Seller"), and Encore Acquisition Corporation, a Minnesota corporation, affiliated with and controlled by Navarre ("Affiliate").

                                    RECITALS:


WHEREAS, Navarre and Seller entered into an Asset Purchase Agreement, dated June 7, 2002 (the "Original Agreement");

WHEREAS, Navarre, Seller and Affiliate thereafter entered into an Amended and Restated Asset Purchase Agreement, dated July 10, 2002, which amended and restated Original Agreement in its entirety (the "Restated Agreement"); and

WHEREAS, Navarre, Seller and Affiliate desire to enter into this Amendment of purposes of amending and clarifying certain provisions of the Restated Agreement as specified below (as amended hereby, the "Agreement").

NOW, THEREFORE, pursuant to Section 12.5 of the Restated Agreement, and in consideration of the above recitals, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency and mutuality of which are hereby acknowledged, the parties agree as follows:

         1. DEFINED TERMS. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Restated agreement.

         2. NAVARRE ASSIGNMENT. As permitted by the Restated Agreement, all rights, interests and obligations of Navarre under the Agreement are hereby assigned and transferred to and assumed by the Affiliate, and the term "Buyer" under the Agreement shall hereafter mean and refer to the Affiliate.

         3. NAME CHANGE. Effective as of the Closing or as soon as practicable hereafter, Seller shall change its corporate legal name to a name substantially different from "Encore Software, Inc." and Buyer shall change its legal corporate name to "Encore Software, Inc."

         4. REVISED PURCHASE PRICE. Section 2.1 of the Restated Agreement is hereby restated in its entirety to read as follows:


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                           2.1      PURCHASE PRICE AMOUNT. The Purchase Price
                           ("Purchase Price") to be paid for the Purchased Asset shall be equal to the sum of the follows:

                                    2.1.1 An amount necessary to assume or
                           satisfy Seller's debt to Comerica Bank (hereinafter the "Comerica debt").

                                    2.1.2   One Million and 00/100 Dollars
                           ($1,000,000.00).

                                    2.1.3 Six Hundred Fifty Thousand and 00/100
                           Dollars $650,000.00), expressly conditioned upon Buyer receiving Sony's written approval to manufacture the PS2 version of Dragon's Lair by no later than October 17, 2002. If such approval is received on or after October 18, 2002, this component of the Purchase Price shall be zero.

                                    2.14 An aggregate of $1,450,958.00 to
                           satisfy the cure payment obligations of Seller listed below:






                                    These cure payments will be paid by Buyer
                           directly to the cure payment receipts on terms specified in the applicable addenda and stipulations entered into with the cure payment recipients. In consideration for these payments, certain rights and assets shall be transferred by the cure payment receipts to Buyer as provided in the applicable addenda and stipulations.

         5. REVISED TERMS OF PAYMENT. Terms of payment of the Purchase Price shall be revised as follows:

                           a. The Comerica debt under Section 2.1.1 shall be assumed or satisfied by Buyer on the Closing Date pursuant to documentation separately negotiated and prepared between Buyer, Navarre and Comerica.

                           b. The $1,000,000 under Section 2.1.2 shall be paid
                           (i) $500,000 by distribution to Seller from the Escrow Account on the Closing date (Navarre, Buyer and Seller shall deliver written notice to the Escrow Agent directing it to make distribution of the $500,000 to Seller and the balance of the Escrow Account to Navarre) and (ii) $500,000 by the execution and delivery to Seller by Navarre of a $500,000 interest-free promissory note due in a single lump sum payment on January 1, 2003 (if not paid within ten (10) days from Navarre's receipt of written notice from Seller of Navarre's failure to make payments as due, the amount due under

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                           such note shall include interest at 8% per annum
                           accrued from August 1, 2002 to the day of payment).

                           c. The $650,000 under Section 2.1.3 shall be paid by the execution and delivery to Seller by Navarre of a $650,000 interest free promissory note due in a single lump sum payment on April 1, 2003, subject to the PS2 condition specified in Section 2.1.3 (if not paid within ten (10) days from Navarre's receipt of written notice from Seller of Navarre's failure to make payment as due, the amount due under such note shall include interest at 8% per annum accrued from August 1, 2002 to the date of payment).

                           d. Buyer shall make the cure payments as described in
                           Section 2.1.4 above.

Sections 3.1, 3.2, 3.3 and 3.4 of the Restated Agreement shall be deemed amended to the extent inconsistent with the revised payment terms indicated in this Section above and Section 3.6 is hereby deleted and of no further force and effect.

         6. SELLER PAYMENT RESPONSIBILITIES. Seller acknowledges and reaffirms its responsibility and covenant to pay all post-bankruptcy petition filing (March 21, 2002) liabilities of Seller accrued through the Closing.

         7. RELEASE. The form of release attached to the Restated Agreement as
Exhibit 9.6 is revised to be as provided on Exhibit 9.6 attached hereto.

         8. ACCOUNTANT REVIEW. Following the Closing, Seller shall retain and pay the independent certified public accounting firm Nigro, Karlin & Segal to review and confirm the financial statement accruals as of the Closing Date for the Seller's cash, accounts receivable (excluding Navarre), finished goods inventory and prepared expense account entries. There shall be no Purchase Price adjustment or other financial impact as a result of this review.

         9. COURT APPROVAL. The obligations of the parties under this Amendment and the terms of the Amendment are conditioned on Bankruptcy Court approval.


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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 effective as of the date and year indicated above.

NAVARRE:                                          BUYER:

Navarre Corporation                               Encore Acquisition Corporation


By:      James G. Gilbertson                      By:    James G. Gilbertson
   ---------------------------------------            --------------------------
Its:     Chief Financial Officer                  Its:   Chief Financial Officer
    ----------------------------------------          --------------------------


SELLER:

Encore Software, Inc.


By:      Michael Bell
    ----------------------------------------
Its:     Chief Executive Officer
    ----------------------------------------






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